Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2014 FIRST QUARTER RESULTS

SAINT LOUIS, MO — September 4,  2013 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the first quarter of fiscal year 2014 ended July 28, 2013 and other Company-related news.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended
	July 28,	July 29,
	2013	2012
Net revenues	$247.7	$235.8
Consolidated adjusted EBITDA (1)	43.3	45.0

Income (loss) from continuing operations	(4.9)	4.7
Income from discontinued operations	—	1.9
Net income (loss)	(4.9)	6.7

Diluted income (loss) per share from continuing operations	(0.12)	0.12
Diluted income per share from discontinued operations	—	0.05
Diluted income (loss) per share	(0.12)	0.17

Virginia McDowell, President and Chief Executive Officer, commented “Our operating results continue to be impacted by the soft regional gaming trends and several of our properties were impacted by flooding and spring storms that occurred in the Midwest during May and June.  These items contributed to a decrease in same store casino revenues of $4.5 million, or 1.9%. Adjusted EBITDA at properties open for more than one year decreased $3.8 million, or 7.4%, as our same store operating results have become particularly sensitive to revenue trends. Partially offsetting the softness were Pompano, Black Hawk, and Lake Charles which all experienced year over year increases in net revenue and combined adjusted EBITDA flow through of 60%.

“In Cape Girardeau we continue to refine our business model in order to ramp up the property.  Sequentially, from the fourth quarter of fiscal 2013 adjusted EBITDA at the property increased from $1.6 million to $2.1 million while net revenue decreased from $16.7 million to $13.8 million.  The increased adjusted EBITDA is a reflection of improved operating efficiencies and improved promotional spending.

“Our newest property, Lady Luck Nemacolin opened on July 1, and generated net revenue of $2.6 million and adjusted EBITDA of $(0.6) million during the period.  While customer feedback regarding the property has been extremely positive, initial results have not met our expectations.  Many local customers have told us they are having difficulty accepting the mandatory purchase requirement, which they view as an admission charge, that doesn’t exist at other casinos in the region. We are exploring alternatives to make access to the casino more appealing and least disruptive to customers as possible. In addition we are making operating changes to match the level of customer demand.”

McDowell continued “We continue to strive to operate all of our properties as efficiently as possible in this tough operating environment and have a continuous focus on managing costs.”

Financial Highlights

Net loss per share from continuing operations was $(0.12) for the quarter ended July 28, 2013 compared to net income per share from continuing operations of $0.12 in the prior year quarter.  Operating results in the most recent quarter were impacted by $3.9 million in preopening expenses associated with Lady Luck Nemacolin and a $1.0 million gain on the sale of the Company’s corporate aircraft. Without the impact of these two items, the loss per share for the current quarter would have been $(0.05).

Additionally, a valuation allowance of $2.3 million, or ($0.06) per share, was recorded against the normal tax benefit associated with the net loss for the quarter due to the Company’s overall tax position.

Net revenues for the current quarter were $247.7 million compared to $235.8 million in the prior year quarter, and consolidated adjusted EBITDA was $43.3 million compared to $45.0 million for the quarter compared to the same quarter of the prior fiscal year. At properties open more than one year, net revenues were $231.1 million compared to $235.6 million and adjusted property EBITDA was $48.2 million compared to $52.1 million for the first quarter compared to the prior year quarter.  The Company’s Cape Girardeau and Nemacolin properties contributed combined net revenues of $16.4 million and adjusted EBITDA of $1.5 million in the current quarter.

Operating Results

Black Hawk — Net revenues increased $1.3 million to $32.7 million, and Adjusted EBITDA increased $0.8 million, or 11.2%, to $8.4 million.  Black Hawk benefited from increased gaming and non-gaming revenues compared to the prior year, as well as decreased expenses, attributable to recent facility enhancements and marketing programs that have driven the property’s market share to its highest level since August 2009.

Pompano — Net revenues increased $2.7 million to $37.4 million, and Adjusted EBITDA increased $1.5 million, or 33.3%, to $6.0 million.  Results in Pompano led to a margin increase of 310 basis points compared to prior year, as both gaming and non-gaming revenues increased during the period.  We believe our focus on efficient marketing and quality non-gaming amenities has increased our competitive position and market share for the property.  In addition, the property has benefitted from the removal of electronic gaming devices in internet cafes in south Florida.

Iowa — Net revenues decreased $2.1 million to $57.2 million, and Adjusted EBITDA decreased $1.6 million to $13.9 million. In Davenport, the property was severely impacted by flooding and road closures during the period, which contributed to adjusted EBITDA decreasing $0.7 million to $1.4 million.  Results in Marquette were also impacted by the severe weather during the period, offset by decreased expenses that led to adjusted EBITDA and margin improvement.

Lake Charles — Net revenues increased $0.1 million to $33.7 million, and Adjusted EBITDA increased $0.1 million to $5.6 million.  Net revenues and Adjusted EBITDA were stable in Lake Charles, despite an overall market decline of 3.2%.  We have been successful in maintaining operating results through a variety of facility enhancements, new marketing programs and cost savings initiatives.

Missouri — Net revenues increased $10.8 million to $58.3 million, and Adjusted EBITDA increased $0.4 million to $13.6 million.  Increases in net revenues and Adjusted EBITDA were driven by the introduction of our Cape Girardeau property, which was not open in the previous year and generated net revenue and adjusted EBITDA of $13.8 million and $2.1 million respectively.  Results in Boonville were negatively impacted by three power outages and ongoing construction disruption during the period to the casino floor and main bar, which are now complete.  Results in Caruthersville, while impacted by Cape Girardeau, were more positive than expected, as the property successfully continues to build its presence in the Tennessee market.  In Kansas City, increased marketing pressure led to decreased net revenues, which were partially offset by cost efficiencies.

Mississippi - Net revenues decreased $3.5 million to $25.7 million, and Adjusted EBITDA decreased $3.0 million to $2.8 million.  The decrease in revenues and earnings were primarily driven by continued market pressures on our properties in Lula and Natchez.  At Vicksburg, net revenues and market share increased during the period, while an aggressive promotional environment led to decreased Adjusted EBITDA at the property.  In addition, visitation was impacted by road construction between Vicksburg and Jackson, MS, a primary feeder market.

Pennsylvania — Net revenues were $2.6 million, and Adjusted EBITDA was ($0.6) million.  Lady Luck Casino at Nemacolin Woodlands Resort was open for only the month of July during the quarter.

Corporate Expenses

Corporate and development expenses were $6.7 million for the quarter, a decrease of $1.8 million compared to prior year.  The current quarter benefitted from a $1.0 million gain from the sale of our airplane.

Non-cash stock compensation expense was $1.1 million for the quarter compared to $1.3 million in the first quarter of fiscal 2013.

Development

Sale of Rhythm City Casino Davenport — In June 2013 we entered into an agreement with Kehl Development-Scott County LLC, providing Kehl Development with an option to purchase Rhythm City for $51 million subject to certain terms and conditions.  Kehl Development continues to work with the City of Davenport and our non-profit partner, the Riverboat Development Authority, to negotiate development and operating agreements for its planned new development.  Including extensions, Kehl Development has until October 15, 2013 to exercise the option to purchase Rhythm City.

Philadelphia, Pennsylvania — On February 1, 2013, we entered into an agreement with Tower Entertainment, LLC, to operate the proposed $700 million casino entertainment complex, dubbed The Provence, in Philadelphia, if selected for licensure by the Pennsylvania Gaming Control Board.  As proposed the 1.25 million square foot project is expected to include a 125-room hotel, a casino featuring approximately 3,000 electronic gaming machines and 150 table games, as well as a rooftop village, concert hall, 8 restaurants, private swim club, night club, retail shopping and meeting and event space.  The Pennsylvania Gaming Control Board has held public input hearings for the competitors for Pennsylvania’s final remaining slot machine and table games licenses.  The Pennsylvania Gaming Control Board has not announced a timeline for suitability hearings or eventual licensure.

Capital Structure and Capital Expenditures

As of July 28, 2013, the Company had:

•                  $66.6 million in cash and cash equivalents, excluding $9.8 million in restricted cash and investments;

•                  $1.2 billion in total debt; and

•                  $95 million in net line of credit availability.

First quarter capital expenditures (including the $7.5 million table games license fee for Nemacolin) were $29.8 million, including capital expenditures of $21.3 million at Nemacolin.  The Company expects to have approximately $46 million to $49 million in additional capital expenditures for the balance of the fiscal year, including approximately $9 million for Lady Luck Nemacolin.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Wednesday, September 4, 2013 at 9:00 am Central Time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 866-652-5200.  International callers can access the conference call by dialing 412-317-6060.  The conference call will be recorded and available for review starting at 11:59 pm central on Wednesday, September 4, 2013, until midnight central on Wednesday, September 11, 2013, by dialing 877-344-7829; International: 412-317-0088 and access number 10033258.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 16 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

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ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2013	2012
Revenues:
Casino	$262,142	$250,269
Rooms	8,915	8,630
Food, beverage, pari-mutuel and other	35,216	32,806
Gross revenues	306,273	291,705
Less promotional allowances	(58,544)	(55,882)
Net revenues	247,729	235,823
Operating expenses:
Casino	41,743	38,496
Gaming taxes	65,976	61,628
Rooms	1,909	1,773
Food, beverage, pari-mutuel and other	11,069	10,104
Marine and facilities	15,048	13,700
Marketing and administrative	62,106	57,956
Corporate and development	6,698	8,473
Preopening	3,898	687
Depreciation and amortization	20,395	16,822
Total operating expenses	228,842	209,639
Operating income	18,887	26,184
Interest expense	(22,658)	(20,431)
Interest income	90	175
Derivative income	230	134

Income (loss) from continuing operations before income taxes	(3,451)	6,062
Income tax provision	(1,411)	(1,318)
Income (loss) from continuing operations	(4,862)	4,744
Income from discontinued operations, net of income taxes	—	1,917
Net income (loss)	$(4,862)	$6,661

Income (loss) per common share-basic:
Income (loss) from continuing operations	$(0.12)	$0.12
Income (loss) from discontinued operations, net of income taxes	—	0.05
Net income (loss)	$(0.12)	$0.17

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$(0.12)	$0.12
Income from discontinued operations, net of income taxes	—	0.05
Net income (loss)	$(0.12)	$0.17

Weighted average basic shares	39,582,928	39,018,281
Weighted average diluted shares	39,582,928	39,035,280

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	July 28,	April 28,
	2013	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,560	$68,469
Marketable securities	27,320	25,520
Accounts receivable, net	10,688	11,077
Income taxes receivable	4,263	4,789
Deferred income taxes	2,096	1,573
Prepaid expenses and other assets	30,486	20,872
Total current assets	141,413	132,300
Property and equipment, net	1,033,438	1,034,026
Other assets:
Goodwill	280,803	280,803
Other intangible assets, net	68,004	60,748
Deferred financing costs, net	26,784	27,230
Restricted cash and investments	9,757	11,417
Prepaid deposits and other	7,034	7,075
Total assets	$1,567,233	$1,553,599

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$429	$415
Accounts payable	24,487	34,533
Accrued liabilities:
Payroll and related	36,581	35,093
Property and other taxes	23,012	21,340
Interest	21,516	18,502
Progressive jackpots and slot club awards	17,263	16,579
Other	33,157	29,337
Total current liabilities	156,445	155,799
Long-term debt, less current maturities	1,171,162	1,156,469
Deferred income taxes	44,379	43,104
Other accrued liabilities	33,661	33,303
Other long-term liabilities	22,756	22,514
Stockholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at July 28, 2013 and at April 28, 2013	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	246,760	246,214
Retained earnings (deficit)	(79,089)	(74,227)
Accumulated other comprehensive (loss) income	(99)	(247)
	167,993	172,161
Treasury stock, 2,421,316 shares at July 28, 2013 and 2,470,128 shares at April 28, 2013	(29,163)	(29,751)
Total stockholders' equity	138,830	142,410
Total liabilities and stockholders' equity	$1,567,233	$1,553,599

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended
	July 28,	July 29,
	2013	2012
Colorado
Black Hawk	$32,684	$31,353

Florida
Pompano	37,386	34,685

Iowa
Bettendorf	19,465	19,855
Davenport	9,716	10,646
Marquette	7,112	7,381
Waterloo	20,942	21,412
Iowa Total	57,235	59,294

Louisiana
Lake Charles	33,666	33,578

Mississippi
Lula	12,579	14,631
Natchez	5,327	7,001
Vicksburg	7,779	7,558
Mississippi Total	25,685	29,190

Missouri
Boonville	18,729	20,388
Cape Girardeau	13,809	—
Caruthersville	7,687	8,633
Kansas City	18,071	18,520
Missouri Total	58,296	47,541

Pennsylvania
Nemacolin	2,593	—

Property Net Revenues before Other	247,545	235,641
Other	184	182
Net Revenues from Continuing Operations	$247,729	$235,823

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended July 28, 2013
	Operating	Depreciation and	Stock-Based	Preopening	Adjusted
	Income (Loss)	Amortization	Compensation	and Other	EBITDA
Black Hawk, Colorado	6,084	2,319	11	—	8,414

Pompano, Florida	4,167	1,846	7	—	6,020

Bettendorf, Iowa	3,213	1,699	4	—	4,916
Davenport, Iowa	790	593	5	—	1,388
Marquette, Iowa	1,220	478	3	—	1,701
Waterloo, Iowa	4,628	1,220	6	—	5,854
Iowa Total	9,851	3,990	18	—	13,859

Lake Charles, Louisiana	2,734	2,877	5	—	5,616

Lula, Mississippi	362	1,326	5	—	1,693
Natchez, Mississippi	(599)	351	5	—	(243)
Vicksburg, Mississippi	380	1,005	5	—	1,390
Mississippi Total	143	2,682	15	—	2,840

Boonville, Missouri	5,225	1,152	6	—	6,383
Cape Girardeau, Missouri	(685)	2,787	3	—	2,105
Caruthersville, Missouri	457	805	6	—	1,268
Kansas City, Missouri	2,840	976	4	—	3,820
Missouri Total	7,837	5,720	19	—	13,576

Nemacolin, Pennsylvania	(5,011)	557	—	3,898	(556)
Total Operating Properties	25,805	19,991	75	3,898	49,769
Corporate and Other	(6,918)	404	1,059	(1,019)	(6,474)
Total	$18,887	$20,395	$1,134	$2,879	$43,295

	Three Months Ended July 29, 2012
	Operating	Depreciation and	Stock-Based	Preopening	Adjusted
	Income (Loss)	Amortization	Compensation	and Other	EBITDA
Black Hawk, Colorado	5,408	2,148	10	—	7,566

Pompano, Florida	2,737	1,774	6	—	4,517

Bettendorf, Iowa	3,530	1,713	5	—	5,248
Davenport, Iowa	1,601	528	5	—	2,134
Marquette, Iowa	1,259	431	5	—	1,695
Waterloo, Iowa	4,914	1,492	5	—	6,411
Iowa Total	11,304	4,164	20	—	15,488

Lake Charles, Louisiana	3,363	2,112	4	—	5,479

Lula, Mississippi	1,107	1,723	5	—	2,835
Natchez, Mississippi	843	468	5	—	1,316
Vicksburg, Mississippi	595	1,044	4	—	1,643
Mississippi Total	2,545	3,235	14	—	5,794

Boonville, Missouri	6,494	867	5	—	7,366
Cape Girardeau, Missouri	(687)	—	—	687	—
Caruthersville, Missouri	823	856	5	—	1,684
Kansas City, Missouri	3,115	1,039	2	—	4,156
Missouri Total	9,745	2,762	12	687	13,206

Nemacolin, Pennsylvania	—	—	—	—	—
Total Operating Properties	35,102	16,195	66	687	52,050
Corporate and Other	(8,918)	627	1,252	—	(7,039)
Total	$26,184	$16,822	$1,318	$687	$45,011

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended
	July 28,	July 29,
	2013	2012
Income (loss) from continuing operations	$(4,862)	$4,744
Income tax provision	1,411	1,318
Derivative income	(230)	(134)
Interest income	(90)	(175)
Interest expense	22,658	20,431
Depreciation and amortization	20,395	16,822
Stock-based compensation	1,134	1,318
Preopening expense	3,898	687
Gain on sale of airplane	(1,019)	—
Adjusted EBITDA (1)	$43,295	$45,011

(1)         Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expense and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.